Exhibit 99.1
Vail Resorts Announces CEO and Executive Succession

•Kirsten Lynch, current CMO, to be appointed CEO and Board Member
•Rob Katz, CEO since 2006, to become Executive Chairperson
•Ryan Bennett, current VP of Marketing, Lift Revenue, to be named CMO
•All transitions effective November 1, 2021

BROOMFIELD, Colo. — August 10, 2021— Vail Resorts, Inc. (NYSE: MTN) today announced that Kirsten Lynch, the Company’s chief marketing officer, will be appointed chief executive officer and elected to the Company’s board of directors, effective November 1, 2021. At that time, Rob Katz, the Company’s current chief executive officer, will be appointed executive chairperson of the board and remain fully active and engaged in Vail Resorts’ key strategic decisions and priorities. Additionally, at that time, Ryan Bennett, currently vice president of marketing, lift revenue, will be named chief marketing officer of Vail Resorts.

Lynch joined Vail Resorts in 2011 as chief marketing officer and previously held senior leadership positions at PepsiCo and Kraft Foods. Lynch is a member of the board of directors of Stitch Fix, Inc., (NASDAQ: SFIX) and in 2019, she was named to Forbes’ CMO Next list, recognized as one of the top 50 game-changing marketing leaders. Lynch grew up in Chicago, first skiing at the age of six at now Vail Resorts-owned Wilmot Mountain. She currently lives in Boulder, Colorado with her husband and two children.

“Over her 10 years with the Company, Kirsten has been responsible for the transformation and success of Vail Resorts’ data-driven marketing efforts and a primary driver of the Company’s growth, stability and value creation,” said Katz. “In addition to having an incredible business acumen, Kirsten is one of the most passionate, driven leaders I have ever worked with. Her tremendous enthusiasm for the long-term vitality of our sport and a very high commitment to leadership development within our Company will make her an outstanding leader of Vail Resorts. Kirsten will also be surrounded by an extremely strong and tenured executive team.”

“It is an honor to lead Vail Resorts as CEO and build upon Rob’s legacy of reimagining the mountain experience,” Lynch said. “I am passionate about this Company, the leadership culture we have built and our 55,000 employees who make Vail Resorts the industry leader. Looking forward, I am excited about the incredible growth opportunities for Vail Resorts and committed to making our sport and our Company more diverse, inclusive and accessible. Together, we will grow our business, innovate and continue to work toward our mission of creating an Experience of a Lifetime for our guests and employees.”

Katz was appointed to the Vail Resorts board of directors in 1996 and named chief executive officer in 2006. As executive chairperson, Katz will remain a Vail Resorts employee and director, advising both Lynch and the board on long-term strategy and critical priorities. While he is stepping down from the day-to-day operations of the Company, he will be actively engaged in key strategic projects and decisions. He will also remain involved in Vail Resorts’ activities around leadership development as well as its efforts to broaden diversity, equity and inclusion at both the Company and throughout the industry.

“After more than 15 years in role, one of my top priorities has been to identify and prepare a CEO for the next chapter in the Company’s growth and success and I am fully confident that Kirsten is that person,” said Katz. “And with our Company having just navigated the most challenging period in its history and coming out stronger than when it began, this is the right time for me to take a step back and play a different role at Vail Resorts. I am incredibly proud of where our Company is today and passionate about supporting Kirsten, our board and our executive team in continuing to reimagine the mountain resort experience. While I am grateful to have been a part of so many of our Company’s incredible accomplishments over the past decades, I’m most proud of our unique leadership culture and the amazing leaders we have at every level of Vail Resorts – who have been the primary driver of all the innovation, growth and success we have created together.”

Bennett joined Vail Resorts in 2018 as vice president of marketing analytics before he was promoted to his current role as vice president of marketing, lift revenue. In addition to leading the Company’s season pass and lift ticket businesses, Bennett has driven numerous strategic revenue and guest experience projects. Prior to joining Vail Resorts, Bennett was with Boston Consulting Group for 11 years, including four years as a partner and managing director. Bennett has a PhD in Chemical Engineering from Massachusetts Institute of Technology (MIT). A Florida native, Bennett now lives in Boulder, Colorado with his wife and three children.

“In his two and half years at Vail Resorts, Ryan has had a tremendous impact on so many aspects of the Company’s marketing organization,” said Lynch. “He has transformed the way we leverage data and driven material growth for our advance commitment strategy – all while building and leading strong teams to achieve ambitious goals. Ryan will bring his outstanding marketing, analytic and leadership experience to his role as CMO to help drive the future revenue growth of Vail Resorts.”

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.